SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                          (Amendment No. ____________)

                            Trio-Tech International.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    896712205
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                               September 21, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /   Rule 13d-1(b)
                  /X/   Rule 13d-1(c)
                  / /   Rule 13d-1(d)


--------------------------------------------------------------------------------------------------------------------
------- NAME OF REPORTING PERSONS: Daniel Zeff
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
1.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) X
                                                                                        (b)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America
4.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                 167,809
     SHARES         5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
  PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                            167,809
                    7.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        167,809
9.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      5.2%
11.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                IN
12.
--------------------------------------------------------------------------------------------------------------------

                                      -2-




--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Spectrum Galaxy Fund Ltd.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) X
                                                                                        (b)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        British Virgin Islands
4.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                  48,948
     SHARES         5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                             48,948
                    7.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                         48,948
9.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      1.5%
11.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                CO
12.
--------------------------------------------------------------------------------------------------------------------

                                      -3-




--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Zeff Capital Partners I, L.P.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) X
                                                                                        (b)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware
4.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                 118,861
      SHARES         5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                            118,861
                    7.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        118,861
9.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      3.7%
11.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                PN
12.
--------------------------------------------------------------------------------------------------------------------

                                      -4-




--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Zeff Holding Company, LLC
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) X
                                                                                        (b)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware
4.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                 118,861
     SHARES         5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                            118,861
                    7.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        118,861
9.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      3.7%
11.
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                OO
12.
--------------------------------------------------------------------------------------------------------------------

                                      -5-

Item 1(a).        Name of Issuer:

                           Trio-Tech International.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           14731 Califa Street

                           Van Nuys, CA 91411

Item 2(a).        Name of Person Filing:

                           This statement is filed as a joint statement pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") by Zeff Capital Partners, I, L.P., a Delaware limited partnership ("Capital"), Zeff Holding Company, LLC, a Delaware limited liability company ("Holding"), Spectrum Galaxy Fund Ltd., a company incorporated in the British Virgin Islands ("Spectrum") and Daniel Zeff, an individual ("Zeff") (Capital, Holding, Spectrum and Zeff are hereinafter collectively referred to as the "Reporting Persons"). Zeff provides discretionary investment management services to Zeff Capital Offshore Fund, a class of shares of Spectrum. Zeff is the sole manager and member of Holding, which in turn serves as the general partner for Capital. Accordingly, the Reporting Persons are making a group filing because, due to the relationship between them, the Reporting Persons may be deemed to constitute a "group" for the purposes of
                           Section 13(d)(3) of the Exchange Act.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The address of the principal place of business and principal office of each of the Reporting Persons is:

                           50 California Street, Suite 1500
                           San Francisco, CA 94111
Item 2(c).        Citizenship:

                           Zeff is a United States citizen. Spectrum is organized under the laws of the British Virgin Islands. Capital and Holding are organized under the laws of the State of Delaware.

Item 2(d).        Title of Class of Securities:

                           Common Stock, no par value ("Common Stock")

Item 2(e).        CUSIP Number:

                           896712205

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the
                  person filing is a:       Not Applicable

                      (a)       [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                      (b)       [ ] Bank as defined in Section 3(a)(6) of
                                    the Exchange Act;

                      (c)       [ ] Insurance Company as defined in Section
                                    3(a)(19) of the Exchange Act;

                      (d)       [ ] Investment Company registered under
                                    Section 8 of the Investment Company Exchange
                                    Act;

                      (e)       [ ] Investment Adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                      (f)       [ ] Employee Benefit Plan or Endowment Fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g)       [ ] Parent Holding Company or Control Person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h)       [ ] Saving Association as defined in Section
                                    3(b) of The Federal Deposit Insurance Act;

                      (i)       [ ] Church Plan that is excluded from the
                                    definition of an Investment Company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                      (j)       [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

A.  Daniel Zeff

(a)  Amount beneficially owned:                                                                              167,809
(b)  Percent of Class:                                                                                           5.2%
(c)  Number of shares as to which such person has:
            (i)        Sole power to vote or direct the vote:                                                167,809
            (ii)       Shared power to vote or to direct the vote:                                                 0
            (iii)      Sole power to dispose or direct the disposition of:                                   167,809
            (iv)       Shared power to dispose or to direct the disposition of:                                    0


B.  Spectrum

(a)  Amount beneficially owned:                                                                              48,948
(b)  Percent of Class:                                                                                          1.5%
(c)   Number of shares as to which such person has:
            (i)            Sole power to vote or direct the vote:                                            48,948
            (ii)           Shared power to vote or to direct the vote:                                            0

                                      -7-


            (iii)          Sole power to dispose or direct the disposition of:                               48,948
            (iv)           Shared power to dispose or to direct the disposition of:                               0


C.  Capital

(a)  Amount beneficially owned:                                                                             118,861
(b)  Percent of Class:                                                                                          3.7%
(c)   Number of shares as to which such person has:
            (i)            Sole power to vote or direct the vote:                                           118,861
            (ii)           Shared power to vote or to direct the vote:                                            0
            (iii)          Sole power to dispose or direct the disposition of:                              118,861
            (iv)           Shared power to dispose or to direct the disposition of:                               0


D.  Holding

(a)  Amount beneficially owned:                                                                             118,861
(b)  Percent of Class:                                                                                          3.7%
(c)   Number of shares as to which such person has:
            (i)            Sole power to vote or direct the vote:                                           118,861
            (ii)           Shared power to vote or to direct the vote:                                            0
            (iii)          Sole power to dispose or direct the disposition of:                              118,861
            (iv)           Shared power to dispose or to direct the disposition of:                               0


                                    As calculated in accordance with Rule 13d-3
                           of the Exchange Act, Zeff beneficially owns 167,809 shares of the Issuer's Common Stock, representing
                           5.2% of the Common Stock. Zeff does not directly own any shares of Common Stock. Zeff's beneficial ownership is comprised of 118,861 shares of Common
                           Stock held by Capital and 48,948 shares of Common
                           Stock held by Spectrum. Zeff beneficially owns the shares of Common Stock held by Capital in his capacity as the sole manager and member of Holding, which in turn serves as the general partner Capital.
                           Zeff beneficially owns the shares of Common Stock held by Spectrum in his capacity as investment manager to Zeff Capital Offshore Fund, a class of shares of Spectrum.

                                      -8-


Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Capital has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, the 118,861 shares of Common Stock held by it, which power is exercisable by Mr. Zeff as sole manager of Holding, Capital's general partner.

                           Spectrum has the sole power to receive and to direct the receipt of dividends from, and the proceeds from the sale of, the 48,948 shares of Common Stock held by it, which power is exercisable by Mr. Zeff as investment manager.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Please see Exhibit 1, Joint Filing Agreement.

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: September 24, 2007
                                      /s/ Daniel Zeff
                                      ----------------------------------
                                      Daniel Zeff


                                      ZEFF HOLDING COMPANY, LLC

                                      By: /s/ Daniel Zeff
                                      Name: Daniel Zeff
                                      Title: Manager


                                      ZEFF CAPITAL PARTNERS I, L.P.
                                      By: Zeff Holding Company, LLC,
                                      as general partner

                                      By: /s/ Daniel Zeff
                                      Name: Daniel Zeff
                                      Title: Manager


                                      SPECTRUM GALAXY FUND LTD.

                                      By: /s/ Dion R. Friedland
                                      Name: Dion R. Friedland
                                      Title: Director


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit 1



                             Joint Filing Agreement



         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Electro-Sensors Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

In witness hereof, the undersigned hereby executed this Agreement this 24 day of September, 2007.


                                      /s/ Daniel Zeff
                                      ----------------------------------
                                      Daniel Zeff


                                      ZEFF HOLDING COMPANY, LLC

                                      By: /s/ Daniel Zeff
                                      Name: Daniel Zeff
                                      Title: Manager


                                      ZEFF CAPITAL PARTNERS I, L.P.
                                      By: Zeff Holding Company, LLC,
                                      as general partner

                                      By: /s/ Daniel Zeff
                                      Name: Daniel Zeff
                                      Title: Manager


                                      SPECTRUM GALAXY FUND LTD.

                                      By: /s/ Dion R. Friedland
                                      Name: Dion R. Friedland
                                      Title: Director